Exhibit 8.1
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
September 9, 2009
Convergys Corporation
201 East Fourth Street
Cincinnati, OH 45202

Re:	Registration Statement on Form S-4 filed by Convergys Corporation on August 27, 2009
Ladies and Gentlemen:
     We have acted as special tax counsel for Convergys Corporation, an Ohio corporation (the “Company”), in connection with the proposed issuance of up to $125,000,000 aggregate principal amount of 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) by the Company in connection with the Company’s offer to exchange (the “Exchange Offer”) the 2029 Debentures for a portion of the Company’s outstanding 4.875% Senior Notes due 2009 (the “2009 Notes”). This opinion letter is being furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on August 27, 2009 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) and the preliminary prospectus dated September 9, 2009 included therein (the “Preliminary Prospectus”). The 2029 Debentures will be issued pursuant to an indenture to be entered into between the Company and U.S. Bank National Association as trustee upon the consummation and settlement of the Exchange Offer (the “Indenture”), and will be convertible into the Company’s common shares, without par value, on the terms and subject to the conditions described in the Preliminary Prospectus.
     In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Preliminary Prospectus, and upon such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of this letter, we have further assumed that the final executed version of the Indenture will be identical in all material respects to the version most recently supplied to us and that such final version will be valid and enforceable in accordance with its terms.
     This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the

Convergys Corporation
September 9, 2009

Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.
     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that the statements set forth in the Preliminary Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” subject to the qualifications set forth therein and in this letter, to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
     In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day